AMENDMENT TO ADMINISTRATIVE SERVICES AGREEMENT

This Amendment, effective on the date set forth below, is entered into by and between Calvert Variable Series, Inc. and Calvert Investment Administrative Services, Inc.

WHEREAS, on March 1, 1999 and October 8, 1999, Calvert Variable Series, Inc. and Calvert Administrative Services Company entered into administrative services agreements (the “Agreements”); and

WHEREAS, effective April 30, 2011, Calvert Administrative Services Company changed its name to “Calvert Investment Administrative Services, Inc.”;

NOW, THEREFORE, it is hereby agreed that the respective Agreements are revised to reflect this name change of the administrator to “Calvert Investment Administrative Services, Inc.”

Date: March 14, 2012

Calvert Variable Series, Inc.

By:  /s/William M. Tartikoff

Name: William M. Tartikoff

Title: Vice President and Secretary

Calvert Investment Administrative Services, Inc.

By:  /s/Ronald M. Wolfsheimer

Name: Ronald M. Wolfsheimer

Title:   Executive Vice President, Chief Financial

      and Administrative Officer